                                                                    EXHIBIT 99.1


NEW RELEASE                                                      (WILLIAMS LOGO)

NYSE: WMB

DATE: Oct. 21, 2003


      WILLIAMS ANNOUNCES EARLY TENDER DATE FOR 9.25 PERCENT NOTES DUE 2004

      TULSA, Okla. - Williams (NYSE:WMB) announced today that the early tender date for its cash tender offer for any and all of the $1.4 billion outstanding principal amount of its 9.25 percent Notes due March 15, 2004, occurred at 5 p.m. Eastern time on Oct. 20, and that it had accepted for purchase approximately $720 million aggregate principal amount of the notes, representing approximately 51 percent of the principal amount outstanding of the notes.

      Holders that tendered notes prior to 5 p.m. Eastern time on Oct. 20 will receive the total consideration of $1,025.50 per $1,000 principal amount, which includes an early tender payment of $30 per $1,000 of principal amount of notes tendered. The total consideration to be paid for the notes tendered and accepted as of the early tender date is approximately $739 million.

      The tender offer will expire at 5 p.m. Eastern time on Nov. 6. Holders who tender notes prior to 5 p.m. Eastern time on Nov. 6 will be eligible to receive the total consideration minus the early tender payment ($995.50 per $1,000 of principal amount). Williams may extend the expiration date with respect to the tender offer.

      Williams has retained Lehman Brothers Inc. to serve as the lead dealer manager, Banc of America Securities LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. to serve as co-dealer managers, and D.F. King & Co. Inc. to serve as the information agent for the tender offer.

      Requests for documents may be directed to D.F. King & Co. Inc. by telephone at (800) 431-9643 or (212) 269-5550 or in writing at 48 Wall Street, 22nd Floor, New York, NY 10005. Questions regarding the tender offer may be directed to Lehman Brothers, at (800) 438-3242 or (212) 528-7581.

      This press release shall not constitute a tender offer to purchase or a solicitation of acceptance of the tender offer, which may be made only pursuant to the terms of the offer to purchase and related letter of transmittal. In any jurisdiction where the laws require the tender offer to be made by a licensed broker or dealer, the tender offer shall be deemed made on behalf of the company by Lehman Brothers Inc. or one or more registered brokers or dealers under the laws of such jurisdiction.

ABOUT WILLIAMS (NYSE:WMB)

Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. Williams' gas wells, pipelines and midstream facilities are concentrated in the Northwest, Rocky Mountains, Gulf Coast and Eastern Seaboard. More information is available at WWW.WILLIAMS.COM.

CONTACT:     Kelly Swan
             Williams (media relations)
             (918) 573-6932

             Travis Campbell
             Williams (investor relations)
             (918) 573-2944

             Richard George
             Williams (investor relations)
             (918) 573-3679

                                      # # #

Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission.